EXHIBIT 99.7

FORM OF

NOTICE OF IMPORTANT TAX INFORMATION

DELMAR PHARMACEUTICALS, INC.

This notice is provided in connection with the prospectus of DelMar Pharmaceuticals, Inc. (“DelMar”) dated          , 2019.

Under the U.S. federal income tax laws, distributions (including constructive distributions) that may be made by DelMar in respect of Warrants or shares of its Series C Convertible Preferred Stock acquired through the exercise of Subscription Rights or shares of its common stock acquired through conversion of its Series C Convertible Preferred Stock or exercise of the Warrants, may be subject to backup withholding. Generally such payments will be subject to backup withholding unless the holder (i) is exempt from backup withholding and timely and properly establishes an exemption from backup withholding or (ii) furnishes the payer with its correct taxpayer identification number (“TIN”) and certifies, under penalties of perjury, that the number provided is correct and provides certain other certifications. Each holder that exercises Subscription Rights and wants to avoid backup withholding must, unless an exemption applies, provide the Subscription Agent, as DelMar’s agent in respect of the exercised subscription rights, with such holder’s correct TIN and certain other certifications by completing the enclosed Form W-9 (Request for Taxpayer Identification Number and Certification). The TIN that must be provided is the TIN of the record owner of the Subscription Rights. If such record owner is an individual, the TIN is generally the taxpayer’s social security number. For most entities, the TIN is the employer identification number. If the Subscription Rights are in more than one name or are not in the name of the actual owner, consult the enclosed Form W-9 for additional guidelines on which number to report. If the Subscription Agent is not provided with the correct TIN in connection with such payments, the holder may be subject to a penalty imposed by the IRS.

Certain holders (including, among others, certain corporations and foreign persons) are not subject to these backup withholding rules. In general, in order for a holder that is not a “U.S. person” for U.S. federal income tax purposes to qualify as an exempt recipient, that holder must timely submit a properly completed Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals), Form W-8BENE, Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities) or other appropriate Form W-8, signed under the penalties of perjury, attesting to such holder’s foreign status. Such Form W-8BEN or Form W-8BEN-E may be obtained from the Subscription Agent. Although a foreign holder may be exempt from backup withholding, distributions may be subject to withholding tax, currently at a 30% rate (or such lower rate specified by an applicable income tax treaty), or withholding tax at a rate of 30% under the Foreign Account Tax Compliance Act (“FATCA”), unless an exemption from FATCA withholding is certified. Exempt U.S. holders should indicate their exempt status on Form W-9 to avoid possible erroneous backup withholding. See the enclosed Form W-9 for additional instructions. Holders are urged to consult their own tax advisors to determine whether they are exempt from withholding and reporting requirements.

If backup withholding applies, DelMar or the Subscription Agent, as the case may be, will be required to withhold (currently at a 24% rate) on any reportable payments made to a holder that exercises Subscription Rights. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be credited against the U.S. federal income tax liability of the holder subject to backup withholding, provided that the required information is timely provided to the Internal Revenue Service (“IRS”). If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely provided to the IRS.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE BACKUP WITHHOLDING RULES TO THEM.